Exhibit 99
DARDEN RESTAURANTS
Red Lobster(R) Olive Garden(R) Bahama Breeze(R) Smokey Bones(R)
         www.darden.com
                                                             NEWS/INFORMATION
                                                             Corporate Relations
                                                             P.O. Box 593330
                                                             Orlando, FL  32859
                                     Contacts:
                                     (Analysts) Matthew Stroud (407) 245-6458
                                     (Media) Jim DeSimone      (407) 245-4567
FOR RELEASE
June 20, 2005
4:30 PM ET

                      DARDEN RESTAURANTS REPORTS ANNUAL AND
                  FOURTH QUARTER DILUTED NET EARNINGS PER SHARE


ORLANDO, FL, June 20 - Darden Restaurants, Inc. (NYSE:DRI) today reported diluted net earnings per share for the fiscal year and fiscal fourth quarter ended May 29, 2005. For the fiscal year, diluted net earnings per share were $1.78, a 33% increase, on net earnings of $290.6 million. In the fourth quarter, diluted net earnings per share were 52 cents, a 63% increase, on net earnings of $84.0 million. Excluding last year's fourth quarter asset impairment and restructuring charges, diluted net earnings per share for the quarter and fiscal year increased 16% and 21%, respectively, over the same periods last year.

Darden Restaurants, the world's largest casual dining company, reported that full year sales increased 5.5% to $5.3 billion. In the fourth quarter, sales increased 2.6% to $1.4 billion, driven primarily by strong sales at Olive Garden and new restaurant growth at Smokey Bones. Excluding the additional operating week in the fourth quarter of last year, annual sales grew 7.4% and fourth quarter sales grew 9.9% over the prior year.


"This quarter's strong earnings growth was a great ending to a milestone year for Darden Restaurants," said Clarence Otis, Darden's Chief Executive Officer. "In 2005, we completed transitions in a number of key leadership positions, celebrated our tenth anniversary as a publicly traded company and achieved record earnings. Our long-term success and exceptional results this year are a testament to the power of combining a strong culture with competitively superior people and strong brand management, restaurant operations and restaurant support. This winning combination helped us pioneer casual dining, and we're convinced it will help us pioneer the industry's next frontier and become the best company in casual dining, now and for generations."



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Highlights for the quarter and year ended May 29, 2005 include the following:

o Net earnings for the fiscal year were $290.6 million, or $1.78 per diluted share, on sales of $5.3 billion (52 weeks). Last year, net earnings were $227.2 million, or $1.34 per diluted share, for the fiscal year. Excluding last year's asset impairment and restructuring charges of $23.1 million net of income taxes, in the fourth quarter, net earnings were $250.2 million, or $1.47 per diluted share, on sales of $5.0 billion (53 weeks).

o Net earnings for the fourth quarter were $84.0 million, or 52 cents per diluted share, on sales of $1.4 billion (13 weeks). Last year, net earnings were $52.7 million, or 32 cents per diluted share, for the fourth quarter, on sales of $1.4 billion (14 weeks). Excluding last year's fourth quarter asset impairment and restructuring charges of $23.1 million net of income taxes, net earnings were $75.7 million, or 45 cents per diluted share.

o Olive Garden's U.S. same-restaurant sales increased 9.9% in the fourth quarter on a 13 weeks versus 13 weeks basis. This is the 43rd consecutive quarter of same-restaurant sales growth, bringing Olive Garden's same-restaurant sales increase for the fiscal year to 7.2% on a 52 weeks versus 52 weeks basis.

o Red Lobster's U.S. same-restaurant sales increased 3.4% in the fourth quarter on a 13 weeks versus 13 weeks basis. This brings Red Lobster's same-restaurant sales growth for the fiscal year to 0.9% on a 52 weeks versus 52 weeks basis.

o Smokey Bones opened six restaurants during the fourth quarter and, with a total of 35 openings during the fiscal year, increased to 104 restaurants in operation.

o Darden purchased 4.5 million shares of its common stock in the fourth quarter, bringing the total number of shares repurchased during the year to
     11.3 million.


Operating Highlights

OLIVE GARDEN'S fourth quarter sales of $626.9 million were 5.6% above prior year (13 weeks versus 14 weeks), driven primarily by a same-restaurant sales increase of 9.9% (on a 13 weeks versus 13 weeks basis) and revenue from 20 net new restaurants opened during fiscal 2005. Olive Garden had record total sales for the fiscal year of $2.4 billion, up 8.5% from last year, and its average annual sales per restaurant were $4.4 million as same-restaurant sales increased 7.2% for the fiscal year (on a 52 weeks versus 52 weeks basis). Excluding last year's additional operating week, annual sales increased 10.6% and fourth quarter sales rose 13.6%. For the quarter, the company's sales gains and lower depreciation expense and selling, general, and administrative expenses as a percent of sales, more than offset increased food and beverage costs, restaurant expenses and restaurant labor expenses as a percent of sales. This resulted in a strong increase in operating profit for the quarter and the year along with record annual operating profit and return on sales.

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RED LOBSTER'S  fourth quarter sales of $635.3 million were 2.7% below prior year
(13 weeks versus 14 weeks). Same-restaurant sales increased 3.4% in the fourth quarter (on a 13 weeks versus 13 weeks basis). Red Lobster's total sales for the fiscal year were $2.4 billion, equal to last year, and its average annual sales per restaurant were $3.6 million. Same-restaurant sales for the fiscal year were up 0.9% (on a 52 weeks versus 52 weeks basis). Excluding last year's additional operating week, annual sales grew 1.7% and fourth quarter sales increased 3.8%. The impact of one less operating week than the prior year, as well as higher restaurant labor and marketing expenses as a percent of sales, were mostly offset by lower food and beverage costs, restaurant expenses and general and administrative expenses as a percent of sales. The net result was slightly lower operating profit compared to the fourth quarter of last year, although Red Lobster recorded a solid increase in operating profit for the fourth quarter on a 13 weeks versus 13 weeks basis.

BAHAMA BREEZE'S total sales were $163.6 million in fiscal 2005 and average annual sales per restaurant were $5.1 million. Same-restaurant sales for the fiscal year were down 1.6% (on a 52 weeks versus 52 weeks basis). Bahama Breeze's operating profit was slightly positive this year and was significantly favorable to last year.

SMOKEY BONES opened six restaurants during the fourth quarter and had 104 restaurants in operation at the end of the fiscal year. Since the end of the quarter, one restaurant has closed and two have opened. Total sales for Smokey Bones were $269.3 million in fiscal 2005 and average annual sales per restaurant were $3.1 million, which compares to average annual sales of $3.2 million last year. Smokey Bones' same-restaurant sales for the fiscal year increased 1.1% (on a 52 weeks versus 52 weeks basis). The company plans to open 25 to 30 restaurants during fiscal 2006.

"Darden delivered outstanding operating performance this quarter and this fiscal year," said Drew Madsen, President and Chief Operating Officer for Darden. "Once again, Olive Garden led the way with tremendous sales and operating profit growth combined with strong guest satisfaction. Red Lobster made excellent progress, achieving three consecutive quarters of same-restaurant sales growth and solid annual operating profit growth as well as record guest satisfaction scores. Bahama Breeze's strengthening business model led to a substantial improvement in financial performance this year as they reached profitability. While Smokey Bones fell short of our profitability target for the fourth quarter, they enjoyed same-restaurant sales growth for the year and continued to deliver high levels of guest satisfaction even as they rapidly grew their business."

Other Actions

Darden continued the buyback of its common stock, purchasing 4.5 million shares in the fourth quarter. Since commencing its purchase program in December 1995, the Company has purchased a total of 120.6 million shares under authorizations totaling 137.4 million shares.

The Company's Annual Meeting of Shareholders will be held on September 21, 2005 at the Gaylord Palms Orlando Resort Hotel in Kissimmee, FL. The record date for shareholders entitled to vote at the Annual Meeting is July 25, 2005.

May 2005 U.S. Same-Restaurant Sales Results

Darden reported U.S. same-restaurant sales for the four-week May fiscal month ended May 29, 2005. This period is the last month of Darden's fiscal 2005 fourth quarter.

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Same-restaurant  sales at Olive  Garden  were up 11% to 12% for  fiscal May on a four weeks versus four weeks basis, which reflected a 2% to 3% increase in check average and a 9% to 10% increase in guest counts. The check average increase was a result of a 2% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, same-restaurant sales at Olive Garden were up 1% to 2% during fiscal May.

Same-restaurant sales at Red Lobster were up 5% to 6% for fiscal May on a four weeks versus four weeks basis, which reflected a 1% to 2% increase in check average and a 3% to 4% increase in guest counts. The check average increase was a result of a 1% to 2% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, same-restaurant sales at Red Lobster were down 4% to 5% during fiscal May.

Fiscal 2006 Outlook

Darden expects combined same-restaurant sales growth in fiscal 2006 of between 2% and 4% for Red Lobster and Olive Garden. Darden also expects to open between 55 and 65 new restaurants in fiscal 2006.

"We are committed to keeping Red Lobster and Smokey Bones confidently on a path to capturing their full potential, positioning Bahama Breeze for growth and building on Olive Garden's strong momentum," said Otis. "With the investments required, solid same-restaurant sales growth at all our brands, new restaurant growth somewhat above our fiscal 2005 levels and meaningful year-over-year earnings improvement at Smokey Bones at its greater scale, we anticipate low double-digit diluted net earnings per share growth in fiscal 2006."

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,380 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $5.3 billion.

NON-GAAP REPORTING

In addition to GAAP reporting, Darden has reported net earnings as well as diluted net earnings per share on a non-GAAP basis for the fiscal year and fiscal fourth quarter ended May 30, 2004. This non-GAAP earnings information excludes the fourth quarter asset impairment and restructuring charges totaling approximately $23.1 million net of income taxes, for the closure of six Bahama Breeze restaurants and a write down of the value of four other Bahama Breeze restaurants, one Olive Garden restaurant and one Red Lobster restaurant. Darden believes this non-GAAP earnings information provides meaningful insight into the Company's on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Darden also uses this information internally to evaluate and manage its operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net earnings and diluted net earnings per share for the fiscal year and fiscal fourth quarter ended May 30, 2004 is included in the table below.


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


                                                         14 weeks ended 5/30/2004            53 weeks ended 5/30/2004
                                                                       Diluted Net                        Diluted Net
(In thousands except per share data)                      Net           Earnings              Net           Earnings
                                                        Earnings        Per Share           Earnings       Per Share

As reported                                             $52,681           $0.32             $227,173         $1.34
Asset impairment and restructuring charge, net
of income taxes                                          23,053            0.13               23,053          0.13
Adjusted                                                $75,734           $0.45             $250,226         $1.47


Forward-looking statements in this news release are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain
important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.


                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        05/29/05                                                        05/30/04
        --------                                                        --------
             648               Red Lobster USA                              649
              31               Red Lobster Canada                            31
          ------               ------------------                        ------
             679               Total Red Lobster                            680

             557               Olive Garden USA                             537
               6               Olive Garden Canada                            6
          ------               -------------------                       ------
             563               Total Olive Garden                           543

              32               Bahama Breeze                                 32

             104               Smokey Bones                                  69

               3               Seasons 52                                     1
          ------                                                         ------

           1,381               Total Restaurants                          1,325




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                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In thousands, except per share data)
                                   (Unaudited)


                                                              13 Weeks        14 Weeks           52 Weeks          53 Weeks
                                                               Ended            Ended              Ended             Ended

                                                             5/29/2005        5/30/2004          5/29/2005         5/30/2004
                                                             ---------        ---------          ---------         ---------
                                                                            (as restated)*                       (as restated)*

Sales                                                       $1,394,214        $1,359,171          $5,278,110        $5,003,355
Costs and expenses:
  Cost of sales:
     Food and beverage                                         421,389           411,418           1,593,709         1,526,875
     Restaurant labor                                          453,615           442,290           1,695,805         1,601,258
     Restaurant expenses                                       202,092           198,719             806,314           774,806
       Total cost of sales (1)                              $1,077,096        $1,052,427          $4,095,828        $3,902,939
  Selling, general and administrative                          128,123           128,641             497,478           472,109
  Depreciation and amortization                                 54,562            54,224             213,219           210,004
  Interest, net                                                 10,743            11,349              43,119            43,659
  Asset impairment and restructuring charges, net                2,051            37,823               4,549            41,868
       Total costs and expenses                             $1,272,575        $1,284,464          $4,854,193        $4,670,579
Earnings before income taxes                                   121,639            74,707             423,917           332,776
Income taxes                                                   (37,650)          (22,026)           (133,311)         (105,603)
Net earnings                                                $   83,989        $   52,681          $  290,606        $  227,173

Net earnings per share:
  Basic                                                     $     0.54        $     0.33          $     1.85        $     1.39
  Diluted                                                   $     0.52        $     0.32          $     1.78        $     1.34

Average number of common shares outstanding:
  Basic                                                        155,200           160,300             156,700           163,500
  Diluted                                                      162,000           166,900             163,400           169,700





(1) Excludes restaurant depreciation and
    amortization as follows:                                $   50,670        $   50,271          $  198,422        $  195,486


* Amounts reflect the impact of the restatement of our financial statements, as disclosed in our 10-K/A dated January 7, 2005.

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                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)


                                                  5/29/2005           5/30/2004
ASSETS                                                            (as restated)*
Current assets:
 Cash and cash equivalents                      $    42,801        $    36,694
 Receivables                                         36,510             30,258
 Inventories                                        235,444            198,781
 Prepaid expenses and other current assets           28,927             25,316
 Deferred income taxes                               63,584             55,258
     Total current assets                       $   407,266        $   346,307
Land, buildings and equipment, net                2,351,454          2,250,616
Other assets                                        179,051            183,425
      Total assets                              $ 2,937,771        $ 2,780,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable                               $   191,197        $  174,624
 Short-term debt                                         --             14,500
 Accrued payroll                                    114,602            103,327
 Accrued income taxes                                52,404             48,753
 Other accrued taxes                                 43,825             38,440
 Unearned revenues                                   88,472             75,513
 Current portion of long-term debt                  299,929                 --
 Other current liabilities                          254,178            228,324
     Total current liabilities                  $ 1,044,607        $   683,481
Long-term debt, less current portion                350,318            653,349
Deferred income taxes                               114,846            132,690
Deferred rent                                       130,872            122,879
Other liabilities                                    24,109             12,661
     Total liabilities                          $ 1,664,752        $ 1,605,060

Stockholders' equity:
 Common stock and surplus                       $ 1,703,336        $ 1,584,115
 Retained earnings                                1,405,754          1,127,653
 Treasury stock                                  (1,784,835)        (1,483,768)
 Accumulated other comprehensive income              (8,876)           (10,173)
 Unearned compensation                              (41,685)           (41,401)
 Officer notes receivable                              (675)            (1,138)
     Total stockholders' equity                 $ 1,273,019        $ 1,175,288
     Total liabilities and stockholders'
      equity                                    $ 2,937,771        $ 2,780,348

* Amounts reflect the impact of the restatement of our financial statements, as disclosed in our 10-K/A dated January 7, 2005.

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                            DARDEN RESTAURANTS, INC.

                   Fourth Quarter FY 2005 FINANCIAL HIGHLIGHTS
                      (In millions, except per share data)
                                   (Unaudited)


                                                   13 Weeks          14 Weeks         52 Weeks        53 Weeks
                                                    Ended              Ended            Ended           Ended
                                                  5/29/2005          5/30/2004        5/29/2005       5/30/2004
                                                  ---------          ---------        ---------       ---------
                                                                   (as restated)*                   (as restated)*

Sales                                             $1,394.2       $  1,359.2        $ 5,278.1          $  5,003.4

Net Earnings                                      $ 84.0         $     52.7        $   290.6          $    227.2

Net Earnings per Share:
  Basic                                           $ 0.54         $     0.33        $    1.85          $     1.39
  Diluted                                         $ 0.52         $     0.32        $    1.78          $     1.34

Average Number of Common Shares Outstanding:
  Basic                                            155.2              160.3            156.7               163.5
  Diluted                                          162.0              166.9            163.4               169.7


* Amounts reflect the impact of the restatement of our financial statements, as disclosed in our 10-K/A dated January 7, 2005.




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